1401 Blake Street, Denver, Colorado, 80202, Tel: 720-479-3062

Denver, Colorado
Tuesday, September 5, 2006
FOR IMMEDIATE RELEASE

MacDermid, Incorporated, a specialty chemical manufacturer located in Denver, Colorado, announced today that it had received a proposal letter from Daniel H. Leever, its chairman and chief executive officer, and Court Square Capital Partners to purchase all of its outstanding common stock at $32.50 per share. Mr. Leever has filed with the Securities and Exchange Commission an amendment to his Schedule 13D, relating to the Company shares beneficially owned by him, that sets forth the proposal letter as an exhibit. Another of MacDermid’s directors, Mr. Joseph Silvestri, is involved in the proposal and is a partner of Court Square Capital Partners.

MacDermid’s board of directors has established a special committee of its outside directors to consider the proposal and the Company’s response thereto. The special committee consists of Directors Robert Ecklin, Donald Ogilvie, James Smith and T. Quinn Spitzer. Mr. Spitzer is chairman of the special committee. The special committee has retained Wachtell, Lipton, Rosen & Katz as its legal advisor and is in the process of retaining a financial advisor to assist it. The special committee cautions MacDermid’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the special committee or the board of directors with respect to the nature of the company's response to the proposal or otherwise. There can be no assurance as to when or whether this or any other transaction will be approved or consummated.

Website: http://www.macdermid.com

MacDermid, Incorporated

NYSE - MRD
CUSIP 554273 10 2

September 5, 2006

This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation’s future business prospects. Investors should also be aware of factors that could have a negative impact on those prospects. These include political economic or other conditions such as currency exchange rates inflation rates recessionary or expansive trends taxes and regulations and laws affecting the business; competitive products advertising promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.